EXHIBIT 11.3

                     GEOWASTE INCORPORATED AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                      FOR THE YEAR ENDED DECEMBER 31, 1994





                                                                 PRIMARY        FULLY DILUTED
Weighted average common shares
  outstanding (1).............................................   18,662,605     18,662,605

Stock options and warrants outstanding........................      188,565        222,613
                                                                 ----------     ----------
Weighted average shares of common stock
  outstanding.................................................   18,851,170     18,885,218
                                                                 ==========     ==========
Net Income....................................................  $ 1,189,823    $ 1,189,823
                                                                 ==========     ==========
Income per share..............................................   $      .06     $      .06
                                                                 ==========     ==========